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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Travelers Property Casualty Corp.:



We consent to the use of our reports included in the registration statement (No. 333-82388) on Form S-1 Amendment No.5 of Travelers Property Casualty Corp. and to the reference to our firm under the headings "Selected Historical Financial Information" and "Experts" in the prospectus. Our reports refer to a change in accounting for derivative instruments and hedging activities and for securitized financial assets in 2001, and a change in accounting for insurance and reinsurance contracts that do not transfer risk and for insurance-related assessments in 1999.



/s/ KPMG LLP
Hartford, Connecticut
March 19, 2002